Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of Forum Energy Technologies, Inc. of our report dated August 26, 2011, related to the financial statements of Davis-Lynch, Inc. as of December 31, 2010 and for each of the two years in the period ended December 31, 2010, which appear in the Registration Statement on Form S-1 (No. 333-176603). We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-1 (No. 333-176603) that is incorporated by reference in this Registration Statement.

/s/ UHY LLP

Houston, Texas

April 16, 2012